For immediate release:	Media contact:
October 1, 2018	Joan Campion
212-733-2798

Investor Contact:
Charles Triano
212-733-3901

Pfizer Announces CEO Succession

•	Effective January 1, 2019, Dr. Albert Bourla to become Chief Executive Officer (CEO) and Ian Read to serve as Executive Chairman of the Board of Directors

NEW YORK, NY, October 1 - Pfizer Inc. (NYSE:PFE) today announced its Board of Directors has unanimously elected Dr. Albert Bourla, 56, Pfizer Chief Operating Officer (COO), to succeed Ian Read as CEO effective January 1, 2019. Ian Read will transition from his current role as Chairman and CEO to Executive Chairman of Pfizer’s Board of Directors.

“It’s been an honor to serve as Pfizer’s CEO for the past eight years,” stated Ian Read. “However, now is the right time for a leadership change, and Albert is the right person to guide Pfizer through the coming era. Albert is an energizing leader who has an unwavering commitment to serving patients. With 25 years at Pfizer, he has developed an extensive knowledge of the industry and demonstrated an ability to build and grow businesses. With Albert at the helm, our dedicated colleagues across the globe are poised to deliver the next stage of growth. I look forward to working with Albert and the Board to continue serving patients and delivering value for shareholders.”

Ian Read was named CEO of Pfizer on December 6, 2010, and Chairman of its Board of Directors on December 12, 2011.

Since Mr. Read assumed the CEO role in 2010, Pfizer has recorded several achievements:

•	30 FDA approvals

•	Total shareholder return of 250%, outperforming the S&P 500 index by 180 percentage points

•	$120+ billion direct return of capital to shareholders

•	Strong pipeline with the potential for approximately 25-30 approvals through 2022, of which up to 15 have the potential to be blockbusters

•	70% increase in annual dividends to $1.36 from $0.80

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Since 2010, donated more than 580 million doses of Zithromax (azithromycin) to treat trachoma, the leading cause of infectious blindness. In response, the number of people at risk of trachoma blindness worldwide has been reduced to 158 million from more than 300 million in 2010.

Shantanu Narayen, Lead Independent Director of Pfizer’s Board of Directors, stated, “On behalf of the Board of the Directors, I want to thank Ian for his remarkable leadership as CEO. During an extraordinary period for the company, he successfully managed through $23 billion of lost revenue due to product losses of exclusivity, while at the same time driving strong and consistent financial performance and investing for the future. Consequently, Pfizer now has a pipeline that we believe is as deep and strong as ever. In addition, Ian has built a unique ownership culture that increased accountability and encouraged collaboration. As such, the company is now better positioned for success.”

“Today’s leadership announcement is part of a thoughtful, multi-year succession planning process,” continued Narayen. “The Board has been impressed with Albert’s performance, depth of experience and track record for success, and we are confident that as CEO he will drive innovation and further advancements across the business.”

Prior to assuming the role of COO on January 1, 2018, Dr. Bourla led Pfizer’s Innovative Health business, which recorded revenues of $31.4 billion and income before taxes of $18.3 billion in 2017, representing an 8% and 17% year-over-year operational growth respectively and an increase of profitability to 58% compared to 54% the previous year. Albert also established the Innovative Health Emerging Markets region, with $4.4 billion in revenues in 2017, reflecting operational growth of 18%. Prior to his appointment as leader of Pfizer Innovative Health, in January 2014 he became the group president of the Vaccines, Oncology and Consumer Healthcare business unit. Under his leadership within four years, the Oncology business tripled in size, the Vaccines business grew by 50% and the Consumer Healthcare business significantly improved its profitability.

In addition, Dr. Bourla spearheaded several key transactions to advance Pfizer’s Oncology, Inflammation and Immunology, Vaccines and Rare Disease portfolios, and prioritized investments to create a leading Oncology business with strong positions in breast and prostate cancer franchises.

Commenting on his election, Albert Bourla stated: “I am humbled and privileged to be the next CEO of Pfizer, and I appreciate the confidence that both Ian and the Board of Directors have placed in me. I also want to thank Ian for his constant support, and am fortunate to have him as both a mentor and friend. I welcome Ian’s continuing contributions as Executive Chairman. This is a dynamic time for Pfizer, and I look forward to working with our colleagues to deliver critical medicines to patients all over the globe, which remains the compass for all we do at Pfizer.”

Working together for a healthier world®
At Pfizer, we apply science and our global resources to bring therapies to people that extend and significantly improve their lives. We strive to set the standard for quality, safety and value in the discovery, development and manufacture of health care products. Our global portfolio includes medicines and vaccines as well as many of the world's best-known consumer health care products. Every day, Pfizer colleagues work across developed and emerging markets to advance wellness, prevention, treatments and cures that challenge the most feared diseases of our time. Consistent with our responsibility as one of the world's premier innovative biopharmaceutical companies, we collaborate with health care providers, governments and local communities to support and expand access to reliable, affordable health care around the world. For more than 150 years, we have worked to make a difference for all who rely on us. We routinely post information that may be important to investors on our website at www.pfizer.com.  In addition, to learn more, please visit us on www.pfizer.com and follow us on Twitter at @Pfizer and @Pfizer_News, LinkedIn, YouTube and like us on Facebook at Facebook.com/Pfizer.

DISCLOSURE NOTICE: The information contained in this release is as of October 1, 2018. The Company assumes no obligation to update forward-looking statements contained in this release as a result of new information or future events or developments.

This release contains forward-looking information about, among other things, Pfizer’s anticipated future growth potential and its product pipeline, including potential approvals, performance and potential benefits, that involves substantial risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements. Risks and uncertainties include, among other things, the uncertainties inherent in research and development, including the ability to meet anticipated trial commencement and completion dates and regulatory submission dates, as well as the possibility of unfavorable clinical trial results, including unfavorable new clinical data and additional analyses of existing clinical data; whether and when any drug applications may be filed in any jurisdictions for any pipeline assets or new indications for marketed products; whether and when regulatory authorities may approve any such applications, which will depend on its assessment of the benefit-risk profile suggested by the totality of the efficacy and safety information submitted and, if approved, whether they will be commercially successful; uncertainties regarding the commercial success of Pfizer’s products and product candidates; other business effects, including the effects of industry, market, economic, political or regulatory conditions; and competitive developments.

A further description of risks and uncertainties can be found in Pfizer’s Annual Report on Form 10-K for the fiscal year ended December 31, 2017 and in its subsequent reports on Form 10-Q, including in the sections thereof captioned “Risk Factors” and “Forward-Looking Information and Factors That May Affect Future Results,” as well as in its subsequent reports on Form 8-K, all of which are filed with the U.S. Securities and Exchange Commission and available at www.sec.gov and www.pfizer.com.

In addition, please see Pfizer’s 2017 Financial Report, which is incorporated by reference into Pfizer’s Annual Report on Form 10-K for the fiscal year ended December 31, 2017, for additional information on segment financial results.  Segment profitability figure included above is calculated using segment income from continuing operations before provision/(benefit) for taxes on income divided by segment revenues.

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